NOTICE OF AWARD OF
SHARE SETTLED RESTRICTED STOCK UNITS
(WITH DIVIDEND EQUIVALENTS)
AND RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Textron Inc. 2024 Long-Term Incentive Plan (the “Plan”), you (the “executive”) have been awarded Restricted Stock Units (“RSUs”), each of which constitutes the right to receive a share of Common Stock of Textron Inc. (a “Share”). This award is governed by the Restricted Stock Unit Terms and Conditions (“Terms and Conditions”) attached hereto and the Plan (available on the Administrator’s website), and is subject to the Restricted Stock Unit Non-Competition Agreement (the “Non-Competition Agreement”) attached hereto.
The RSUs awarded include dividend equivalents. The RSUs will vest at the time, and subject to the conditions, set forth in the Terms and Conditions.
As detailed in the Terms and Conditions, the Shares will generally become issuable to you after the Period of Restriction ends, at the time set forth in the Terms and Conditions, subject to expiration or termination without issuance of Shares as provided in the Terms and Conditions and Non-Competition Agreement.

You must log into your account on the Administrator’s website to view the number of units awarded and the award date, as well as to accept your award. (For annual grants, the number of units is also reflected on your compensation statement.) If you do not accept your award prior to the scheduled vesting date (or prior to the date your employment terminates for any reason, if earlier), your award will be forfeited. Although Textron has completed the steps necessary to grant you this award, you cannot receive any payment under the award unless you accept the award before the deadline.
By your acceptance of this award, you agree that this award is governed by the Terms and Conditions attached hereto and the Plan. In addition, you agree that this award is subject to the Non-Competition Agreement, the terms of which are fully incorporated herein. You acknowledge that you have read and understand these documents as they apply to your awards.
    Please be sure to log into your account and accept your award as soon as possible to avoid the risk that your award will be forfeited for non-acceptance.
TEXTRON INC.

By:_/s/ Julie G. Duffy
Julie G. Duffy
Executive Vice President, Human Resources

TEXTRON INC.
TEXTRON INC. 2024 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT
TERMS AND CONDITIONS
(4/2024)

1.Award of RSUs. Pursuant to the Textron Inc. 2024 Long-Term Incentive Plan (the “Plan”), Textron has awarded to the executive Restricted Stock Units (“RSUs”), subject to the Terms and Conditions set forth herein. The number of RSUs granted and the award date are recorded on the Administrator’s website for the Plan (and, for annual grants, on the executive’s compensation statement).
2.Vesting Schedule. Subject to the Terms and Conditions set forth herein, the RSUs will vest in full, and the Period of Restriction will end, on the third anniversary of the award date.
3.Settlement.
(a)If the RSUs were designated as cash-settled RSUs when they were awarded, each RSU constitutes the right to receive a cash payment equal to the fair market value of one Share. The fair market value of a Share equals the per-share closing price of Textron’s Common Stock, as reported on the New York Stock Exchange, on the date that the Period of Restriction ends. When the Period of Restriction ends, Textron will pay to the executive the cash amount for the vested RSUs, subject to required tax withholding. Except as otherwise provided in Section 4 (Termination of Employment), such cash payment shall be made within thirty (30) days after the Period of Restriction ends.
(b)If the RSUs were not designated as cash-settled RSUs when they were awarded, Textron will issue to the executive a number of Shares equal to the number of vested RSUs, less the number of Shares needed to satisfy required tax withholding. Except as otherwise provided in Section 4 (Termination of Employment), such Shares shall be delivered within thirty (30) days after the Period of Restriction ends. Shares may be issued in the form of a certificate or a notification to the executive that the Shares are held in a book-entry account on the executive’s behalf. Fractional Shares may be paid in cash.
4.Termination of Employment. If the executive’s employment with Textron and its Subsidiaries ends for any reason before the end of the Period of Restriction, the executive shall forfeit all RSUs (and, as a result, shall forfeit all Shares and cash that may otherwise have been delivered or paid pursuant to such RSUs), subject to the following:
(a)If the executive’s employment with Textron terminates for Cause, the executive shall forfeit all RSUs (and, as a result, shall forfeit all Shares and cash that may otherwise have been delivered or paid pursuant to such RSUs).
(b)If the executive’s employment terminates (other than for Cause) after the executive has become eligible for Retirement, the executive will remain eligible to receive cash or Shares (as applicable) after the Period of Restriction, as if the executive’s employment had not

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terminated (but subject to forfeiture in accordance with the Non-Competition Agreement); provided, however, that if the executive’s employment terminates within two years after a Change of Control, the payment schedule set forth in subsection (d), below, shall apply.
(c)If the executive becomes Disabled or dies, the Period of Restriction for all outstanding RSUs shall end immediately. In such instance, Textron shall issue Shares or make a cash payment, as applicable, to the executive (or, in the case of death, to the executive’s Beneficiary) within 30 days after the executive’s Disability or death or as soon as administratively feasible (i.e., after Textron is notified of the Disability or death). The amount of the cash payment for a cash-settled RSU shall be determined based on the closing price of Textron’s Common Stock, as reported on the New York Stock Exchange, on the first business day after the executive’s Disability or death. The amount payable (or Shares deliverable) for RSUs shall not be adjusted for any delay caused by time needed to validate the executive’s status as Disabled or dead, or to authenticate a Beneficiary.
(d)If, within two years after a Change of Control, the executive’s employment ends due to involuntary termination without Cause or resignation for Good Reason, the Period of Restriction for all RSUs shall end immediately. In such instance, Textron shall deliver Shares or make a cash payment, as applicable, to the executive (or, in the case of death, to the executive’s Beneficiary) on the Six-Month Pay Date. If the RSUs are settled in cash, the amount of cash payable on the Six-Month Pay Date shall be determined based on the closing price of Textron’s Common Stock (or the successor thereto) on the last business day of the last calendar month that ends before the Six-Month Pay Date; provided, however, that if it is not feasible to calculate the closing price as of the last business day of such month, the amount of cash shall be determined based on the last price available.
5.Change of Control. If a Change of Control occurs, a successor to Textron shall either assume Textron’s obligations with respect to the RSUs or replace this RSU award with a cash or equity-based award that materially preserves the RSU award’s value and has vesting and payment schedules (including acceleration events) that are no less favorable to the executive than the schedule in effect immediately before the Change of Control. If this RSU award is not assumed or replaced in accordance with the immediately preceding sentence, the RSUs shall be fully vested, non-forfeitable, and payable; provided that payment shall not be accelerated if accelerating payment would violate a requirement of Section 409A of the Internal Revenue Code.
6.Corporate Changes. The number of RSUs awarded to the executive hereunder shall be equitably adjusted as determined by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares, or any other corporate event or distribution of stock or property of the Company affecting the Common Stock, in order to preserve the benefits or potential benefits intended to be made available to the executive.
7.No Right to Employment. Nothing in these Terms and Conditions shall confer upon the executive the right to continue in the employment of Textron or any Subsidiary or affect any right that Textron or any Subsidiary may have to terminate the employment of the executive.
8.Non-Assignability of RSUs. The RSUs shall not be assignable or transferable by the executive, except to the extent expressly permitted by the Plan. Tax withholding with respect to any
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RSU that is transferred or assigned shall be determined by Textron in accordance with applicable law (which may require the executive to pay taxes with respect to a transferred RSU). Any Shares issued under an RSU, once issued to the executive, shall be freely transferable.
9.Voting. The executive shall not have voting or other shareholder rights with respect to the Shares underlying RSUs before the Shares are issued (if applicable) to the executive.
10.Dividend Equivalents. If (and only if) the executive’s award of RSUs includes dividend equivalents, the award shall entitle the executive to receive an amount equal to any cash dividend declared with respect to the number of Shares represented by those RSUs, but only to the extent that the RSUs have not been issued as Shares, converted to a cash payment amount, or terminated or forfeited before the record date for such dividend. The dividend equivalents shall be reduced by the amount of any required tax withholding, and the net amount shall be paid in cash to the executive. Notwithstanding the foregoing, (i) in no event will dividend equivalents be paid in respect of any RSUs that are not yet vested and (ii) dividend equivalents credited in respect of RSUs that are not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award, and (if vested) shall be paid or settled at the same time as Shares for which they were credited are paid or settled under the Award.
11.Clawback. The RSUs shall be subject to the clawback provision set forth in the Plan and any other clawback policies and procedures of Textron, as in effect and as amended from time to time.
12.Administration. In accordance with the Plan, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or to one or more officers or employees of Textron.
13.Withholding Taxes. All payments and delivery of Shares with respect to RSUs shall be subject to tax withholding. Textron shall have the right to withhold cash or Shares (as applicable) from any payment or delivery to the extent that Textron determines is necessary to satisfy all tax and other withholding requirements. Regardless of the amount withheld or reported, the executive is solely responsible for all taxes in respect of the RSUs (including tax on imputed income) except the employer’s share of employment taxes.
14.Section 409A. The terms and conditions of the RSUs shall be interpreted in a manner consistent with the intent to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code. For example, the phrase “as soon as practicable” and similar phrases with respect to payment dates shall be interpreted and administered consistent with the intent that, subject to the executive (or Beneficiary) providing all required information, payment shall not be delayed beyond the latest date permitted by Section 409A. For purposes of Section 409A, each installment in any series of installment payments (or deliveries of Shares) shall be treated as a separate payment.
15.RSUs Subject to Plan. The RSUs shall be subject to the terms and conditions of the Plan in all respects. In the case of RSUs awarded under a long-term incentive plan other than the Textron Inc. 2024 Long-Term Incentive Plan, the term “Plan” as used in these Terms and Conditions shall refer to the plan under which the RSUs were awarded. Each term that is used but not defined herein shall have the meaning set forth in the Plan.
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Terms and Conditions

16.    Personal Information. Textron adheres to strict data privacy principles to protect personal data as set forth in the Textron Personal Data Protection Policy and, for California residents, Privacy Notice for Job Applicants, Employees, Contractors and Other Textron Personnel. Copies of the Policy and Notice are available on Textron’s employee intranet or may be obtained from Textron’s Human Resources.

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Terms and Conditions

DEFINITIONS
“Administrator”
“Administrator” shall mean the third-party administrator appointed by Textron. As of the date of grant of this award, the Administrator is Fidelity Stock Plan Services.

“Beneficiary”
“Beneficiary” shall mean the beneficiary, if any, designated by the executive on a form that (i) is acceptable to Textron, (ii) references the RSUs or the Plan, and (iii) is delivered to Textron or its designee before the executive’s death, or, if none, the executive’s estate.

“Cause”
“Cause” shall mean: (i) an act or acts of willful misrepresentation, fraud, or willful dishonesty (other than good faith expense account disputes) by the executive which in any case is intended to result in his or her or another person or entity’s substantial personal enrichment at the expense of Textron; (ii) any willful misconduct by the executive with regard to Textron, its business, assets, or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iii) any material, willful, and knowing violation by the executive of (x) Textron’s Business Conduct Guidelines, or (y) any of his or her fiduciary duties to Textron which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iv) the willful or reckless behavior of the executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on Textron; (v) the executive’s willful failure to attempt to perform his or her duties or his or her willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the executive of a written notice from Textron specifying the details thereof; or (vi) the executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his or her position provided the executive did not have actual knowledge of the actions or in actions creating the violation of the law or the executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation)). No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the executive in good faith as not being adverse to the best interests of Textron. Reference in this paragraph to Textron shall also include Subsidiaries, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, Textron taken as a whole, provided that after a Change of Control, the size of Textron, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.
“Committee”
“Committee” has the meaning set forth in the Plan. Subject to any amendment to the Plan, the Committee refers to the Organization and Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan.

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Terms and Conditions

“Disability”
“Disability” shall mean the inability of the executive to engage in any substantial gainful activity due to injury, illness, disease, or bodily or mental infirmity which can be expected to result in death or is expected to be permanent, and which results in the executive’s being “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code. An individual shall not be considered disabled unless the executive furnishes proof of the existence thereof. Textron may require the existence or non-existence of a disability to be determined by a physician whose selection is mutually agreed upon by the executive (or his or her representatives) and Textron.
“Good Reason”
“Good Reason” shall mean the existence of one of the following conditions:
(a)a material diminution in the executive’s base salary;
(b)a material diminution in the executive’s authority, duties, responsibilities, or status (including offices, titles, and reporting requirements);
(c)a material diminution in the authority, duties, responsibilities, or status of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board;
(d)a material diminution in the budget over which the executive has authority;
(e)a material change in the geographic location at which the executive must perform services;
(f)a material change in the aggregate level of participation in any of Textron’s short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements (for the avoidance of doubt, not including a plan amendment that does not single out the executive for adverse treatment);
(g)failure, after a Change of Control, of a successor company to satisfy its obligations under Section 5 (Change of Control);
(h)failure, after a Change of Control, of a successor company to assume the employer’s obligations under any agreement or letter pursuant to which the executive provides services (the “Employment Agreement”); or
(i)any other action or inaction that constitutes a material breach by Textron (including its successor) or a Subsidiary of the executive’s Employment Agreement.
A resignation for Good Reason shall occur only if (x) the executive provides notice of the existence of a condition described in the preceding sentence within 90 days after the initial existence of the condition, (y) after receipt of the notice, Textron (or its successor) has a period of 30 days during which it may remedy the condition, and (z) the executive’s resignation is effective as soon as practicable after the end of the cure period described in the preceding clause (and no later than two years after the Change of Control).
“Period of Restriction”
The “Period of Restriction” means, for any RSU, the period prior to the date on which such RSU vests and the holder becomes entitled to a Share or a cash payment in respect thereof. The Period of
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Terms and Conditions

Restriction shall not be deemed to have ended solely because the executive becomes eligible for Retirement.
“Retirement”
The executive is eligible for “Retirement” if the executive has attained age 55 and has 10 years of service, as recorded in Textron’s Human Resources Information System of record.
“Six-Month Pay Date”
The “Six-Month Pay Date” is a date determined by Textron that is during the seventh month that starts after the executive’s termination of employment or, if earlier, within 90 days after the executive’s death (or as soon as administratively feasible after Textron is notified of the death).
“Termination of Employment”
“Termination of employment” and similar terms shall mean “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

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Terms and Conditions

TEXTRON INC.
RESTRICTED STOCK UNIT NON-COMPETITION AGREEMENT
(4/2024)

You have been awarded Restricted Stock Units (“RSUs”) under, and subject to the terms of, the Textron Inc. 2024 Long-Term Incentive Plan (the “Plan”). Your RSUs are valuable consideration for your service to Textron over the long-term, including your compliance with the terms of this Restricted Stock Unit Non-Competition Agreement (the “Agreement”), and Textron’s decision to grant the RSUs to you is conditioned on your agreement to comply with the terms of this Agreement. By accepting the RSUs, you agree that the RSUs are sufficient consideration for the restrictions imposed by this Agreement.
Agreement regarding Your Restricted Stock Units
1.Forfeiture of RSUs and required repayment if you engage in certain competitive activities
If at any time during the Period of Restriction (as defined in the Notice of Award) while you are a Company employee, or during the Post-Employment Restricted Period (as defined in Paragraph 2), you do any of the following activities:
(a)engage in any business which competes with the Company’s business (as defined in Paragraph 3) within the Restricted Territory (as defined in Paragraph 4); or

(b)solicit customers, business or orders or sell any products and services (i) in competition with the Company’s business within the Restricted Territory or (ii) for any business, wherever located, that competes with the Company’s business within the Restricted Territory; or

(c)divert, entice or otherwise take away customers, business or orders of the Company within the Restricted Territory, or attempt to do so; or

(d)promote or assist, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory;

then your right to receive any Shares or cash payment in respect of the RSUs shall be forfeited effective the date you enter into such activity, and you will be required to repay Textron an amount equal to any amount that was included in your gross income for federal income tax purposes in respect of the RSUs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date. You shall make the repayment described in the preceding sentence in cash unless the Organization and Compensation Committee of the Board of Directors or its delegate requires, in its discretion, that you deliver Shares with a fair market value (based on the closing price on the last business day before repayment date) equal to the repayment amount. You will be in violation of Paragraph 1 if you engage in any or all of the activities discussed in this Paragraph directly as an individual or indirectly as an employee, representative, consultant or in any other capacity on behalf of any firm, corporation or other entity.

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2.Post-Employment Restricted Period – Defined for the purpose of Paragraph 1, the Post-Employment Restricted Period means the period from termination of your employment with the Company until the second anniversary of your termination; provided that if an applicable law specifies a shorter maximum period, the Post-Employment Restricted Period will end at the end of the maximum period specified by that law.
3.Company’s business – For the purpose of this Agreement:

(a)the Company shall include Textron and all subsidiary, affiliated and related companies and operations of Textron, and

(b)the Company’s business shall include the products manufactured, marketed and sold and/or the services provided by any operation of the Company for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and any time during the two-year period prior to such termination.
4.Restricted Territory – For the purpose of this Agreement, the Restricted Territory shall be defined as and limited to:

(a)the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in or for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and at any time during the two-year period prior to such termination; and

(b)all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which you have had any contact or for which you have had any responsibility (either direct or supervisory), at the time of termination of your employment and at any time during the two-year period prior to such termination.
5.Forfeiture of RSUs and required repayment if you engage in certain solicitation activities
If you directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company, then your right to receive any Shares or cash payment in respect of the RSUs shall be forfeited effective as of the date you enter into such activity, and you will be required to repay Textron an amount equal to any amount that was included in your gross income for federal income tax purposes in respect of the RSUs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date. You shall make the repayment described in the preceding sentence in cash unless the Organization and Compensation Committee of the Board of Directors or its delegate requires, in its discretion, that you deliver Shares with a fair market value (based on the closing price on the last business day before repayment date) equal to the repayment amount.

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Terms and Conditions

6.Forfeiture of RSUs and required repayment if you disclose confidential information
You specifically acknowledge that any trade secrets or confidential business and technical information of the Company or its suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by you or the Company, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its suppliers or customers and that any retention, use or disclosure of such information by you during your employment (except in the course of performing your duties and obligations of employment with the Company) or after termination thereof, shall constitute a misappropriation of the trade secrets of the Company or its suppliers or customers. However, nothing in this Agreement prohibits you from truthfully disclosing information expressly protected or permitted by state or federal law or cooperating in ongoing investigations conducted by any governmental agency or entity. Without limiting the generality of the foregoing, nothing in this Agreement shall limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934).
If you directly or indirectly misappropriate any such trade secrets, then your right to receive any Shares or cash payment in respect of the RSUs shall be forfeited effective the date you enter into such activity, and you will be required to repay Textron an amount equal to any amount that was included in your gross income for federal income tax purposes in respect of the RSUs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date. You shall make the repayment described in the preceding sentence in cash unless the Organization and Compensation Committee of the Board of Directors or its delegate requires, in its discretion, that you deliver Shares with a fair market value (based on the closing price on the last business day before repayment date) equal to the repayment amount.
7.Organization and Compensation Committee Discretion
You may be released from your obligations under Paragraphs 1, 5 and 6 above only if the Organization and Compensation Committee of the Board of Directors (or its delegate) determines in its sole discretion that such action is in the best interests of Textron.
8.Severability
The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, then such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.
9.Right to Consult with Counsel
You have a right to consult with counsel before signing this Agreement.

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